                                  EXHIBIT 11
                                  ----------


                     BROWN & SHARPE MANUFACTURING COMPANY
                     ------------------------------------
                         COMPUTATION OF PER SHARE DATA
                         -----------------------------
                 (Amounts in Thousands Except Per Share Data)

                                          Quarter Ended Sept. 30  Nine-Months Ended Sept. 30
                                          ----------------------  --------------------------
                                             1997        1996         1997          1996
                                          ----------  ----------  ------------  ------------
Primary:
Average shares outstanding                    13,274       8,729        13,242         8,735
Net effect of dilutive stock options
 -- based on the treasury stock method
 using average market price                      249         157           248           149
                                             -------      ------       -------        ------

Totals                                        13,522       8,886        13,490         8,884
                                             =======      ======       =======        ======
Net income (loss)                            $   290      $1,257       $ 2,256        $3,661
                                             =======      ======       =======        ======
Per share amount                             $   .02      $  .14       $   .17        $  .41
                                             =======      ======       =======        ======

Fully diluted:
Average shares outstanding                    13,274       8,738        13,242         8,735
Net effect of dilutive stock options
 -- based on the treasury stock
 method using average market
 price which is greater than
 quarter-end market price                          -           -             -             -
Net effect of dilutive stock options
 -- based on the treasury stock
 method using average market
 price which is lower than
 quarter-end market price                        258         201           258           201
Net effect of dilutive stock options
 -- based on the treasury stock
 method using year-to-date weighted
 average shares which is greater
 than the incremental shares
 based on ending market price                      -           -             -           152
Assumed conversion of 9 1/4%
 convertible subordinated
 debentures                                        *           *             *             *
                                             -------      ------       -------        ------

Totals                                        13,532       8,930        13,500         8,936
                                             =======      ======       =======        ======

Net income (loss)                            $   290      $1,257       $ 2,256        $3,661
Add 9 1/4% convertible
 subordinated debenture
 interest, net of federal
 income tax effect                                 *           *             *             *
                                             -------      ------       -------        ------

Totals                                       $   290      $1,257       $ 2,256        $3,661
                                             =======      ======       =======        ======
Per share amount                             $   .02      $  .14       $   .17        $  .41
                                             =======      ======       =======        ======

* Conversion of the 9-1/4% convertible subordinated debentures is not assumed in the computation because its effect is anti-dilutive.

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